Exhibit 10.15
AMENDMENT TO EMPLOYMENT
AND NONCOMPETITION AGREEMENT
December 1, 2010
     THIS AMENDMENT to the Employment and Noncompetition Agreement (this “Amendment”) between SCI Executive Services, Inc., a Delaware corporation (the “Company”), and the undersigned executive of the Company (the “Employee”).
     WHEREAS, the Company and Employee have previously entered into an Employment and Noncompetition Agreement (the “Agreement”); and
     WHEREAS, this Amendment is intended to (i) modify such Agreement (including, if applicable, any amendments or addendums thereto) in order to delete the obligation of the Company to pay any amount regarding excise tax under Section 1.5(f), and (ii) extend the term of the Agreement; and
     WHEREAS, the parties would like to make certain changes to the terms of the Agreement;
     NOW THEREFORE, Employee agrees with the Company, in consideration for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, to amend the Agreement as follows, effective as of the date this Amendment is executed as written below:
1.	Section 1.5(f). Section 1.5(f) is hereby amended to be and read in its entirety as follows:

“(f) Change of Control. If (i) a Change of Control occurs during the Employment Term and (ii) within twenty four months after such Change of Control the Employee’s employment is (x) terminated by the Company other than for Cause, death or disability, or (y) terminated by Employee after an occurrence of any Good Reason (except under circumstances which would be grounds for termination of Employee by the Company for Cause), then the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay or provide the Employee (or his estate, in the event of his subsequent death) the following amounts:

(1) Three, multiplied by the sum of Employee’s most recently set Target Bonus plus his annual salary in effect immediately prior to the Change of Control, which amount will be paid in a lump sum in cash within 30 days after the Employee’s date of termination; and

(2) Partial Bonus, to be paid within 30 days after the Employee’s date of termination; and

(3) Continuation of Employee’s Group Health and Dental coverage and Exec-U-Care program (including pursuant to COBRA to the extent applicable) for a period of eighteen months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.

The obligations of the Company under this Section 1.5(f) shall remain in effect for twenty-four months after any Change of Control that occurs during the Employment Term notwithstanding the fact that such twenty four month period may extend beyond the expiration of the Employment Term.”

2.	The Employment Term of the Agreement is hereby extended to December 31, 2011.
    Except as is provided in this Amendment, the Agreement shall remain unchanged and continue in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 1st day of December, 2010.

SCI EXECUTIVE SERVICES, INC.
By:	/s/ Curtis G. Briggs
Curtis G. Briggs, Vice President

EMPLOYEE
/s/ Michael R. Webb
Michael R. Webb

’10.Employment Agreements.Amendment to EMP AGRMT.Senior VP.MRW